UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 1, 2024

First Commonwealth Financial Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	001-11138	25-1428528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Philadelphia Street
Indiana,	PA	15701
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (724) 349-7220
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	FCF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 1, 2024, the Board of Directors of First Commonwealth Financial Corporation (the “Company”) appointed Michael P. McCuen as Executive Vice President and Chief Lending Officer of the Company. In connection with the appointment, the Company entered into an Employment Agreement and Restricted Stock Agreement with Mr. McCuen, each dated July 1, 2024.

Employment Agreement

Pursuant to the terms of the Employment Agreement, Mr. McCuen is employed as Executive Vice President and Chief Lending Officer with an initial base salary of $439,875 and participation in such short-term and long-term incentive compensation plans as may be offered to executive employees of the Company. The initial term of the Employment Agreement continues until July 1, 2026 and will automatically renew for successive one-year periods unless the Company or Mr. McCuen provides notice of non-renewal at least 60 days prior to the end of the term.

The Company may terminate Mr. McCuen’s employment for “Cause” upon 30 days’ notice. Termination shall be deemed to be for Cause if: (i) Mr. McCuen fails to comply with any material provision of the Employment Agreement; (ii) Mr. McCuen refuses to comply with any lawful, written directive from the Board of Directors; (iii) Mr. McCuen fails to perform his duties under the Employment Agreement with the degree of skill and care reasonably to be expected of a professional of his experience and stature after notice and a reasonable opportunity to cure (unless the failure to perform is incapable of being cured); or (iv) Mr. McCuen engages in an act of dishonesty, fraud or moral turpitude or is convicted of a crime which, in the judgment of the Board of Directors, renders his continued employment by the Company materially damaging or detrimental to the Company.

If Mr. McCuen’s employment is terminated by the Company without Cause, or if Mr. McCuen voluntarily resigns with “Good Reason,” the Company will pay Mr. McCuen an amount equal to the product of (x) one-twelfth (1/12) of his base salary times (y) the greater of (i) twelve or (ii) the number of months remaining in the term, less legally required taxes and withholdings and elected deductions. “Good Reason” means (i) a material change in Mr. McCuen’s title, position or responsibilities with the Company which represents a substantial reduction of the title, position or responsibilities in effect immediately prior to the change; (ii) any reduction in Mr. McCuen’s base salary or a material reduction of benefits provided under the Employment Agreement (unless such reduction of benefits applies equally to all similarly situated employees of the Company); or (iii) the assignment to Mr. McCuen of any duties or responsibilities (other than due to a promotion) which are materially inconsistent with the position of Executive Vice President and Chief Lending Officer.

The Employment Agreement contains confidentiality and non-disclosure and work for hire covenants, as well as employee non-solicitation and non-competition covenants continuing for one year following the termination of Mr. McCuen’s employment.

Restricted Stock Agreement

Pursuant to the terms of the Restricted Stock Agreement, the Company awarded 45,000 shares of restricted stock to Mr. McCuen on July 1, 2024. The shares are subject to forfeiture in the event that Mr. McCuen’s employment is terminated by the Company for Cause (which term is substantially identical to the definition contained in the Employment Agreement) or by Mr. McCuen for any reason. The shares become vested and nonforfeitable in three installments of 15,000 shares on each of the first three anniversaries of the date of the award. The vesting of the shares is accelerated upon the occurrence of a Change in Control (as defined the Company’s 2024 Stock Plan). The Restricted Stock Agreement contains confidentiality and ownership of inventions covenants, as well as employee and customer non-solicitation covenants continuing for one year following the termination of Mr. McCuen’s employment.

Item 8.01	Other Events.
On July 1, 2024, the Company issued a press release announcing the appointment of Michael P. McCuen as Executive Vice President and Chief Lending Officer of the Company and First Commonwealth Bank.

Item 9.01	Financial Statements and Exhibits
Exhibits

99.1	Press Release dated July 1, 2024 announcing the appointment of Michael P. McCuen as Executive Vice President and Chief Lending Officer.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: July 1, 2024

FIRST COMMONWEALTH FINANCIAL CORPORATION

By:	/s/ James R. Reske
Name:	James R. Reske
Title:	Executive Vice President, Chief Financial Officer and Treasurer